Exhibit 99.1

Virtu Financial Announces Commencement of Secondary Offering

May 8, 2018

NEW YORK, May 08, 2018 (GLOBE NEWSWIRE) — Virtu Financial, Inc. (“Virtu”) (Nasdaq:VIRT), a technology-enabled global market maker, announced today the commencement of an underwritten secondary offering of 15,000,000 shares of its Class A common stock.

The selling stockholders, Mr. Vincent Viola, our Founder and Chairman Emeritus, TJMT Holdings LLC (the “Principal Equityholder”), an affiliate of Mr. Vincent Viola, and Havelock Investments Fund Pte Ltd (“Havelock”), an entity affiliated with Temasek, are offering 6,281,250 shares of Class A common stock. The offering includes shares of Class A common stock held by the selling stockholders (including shares underlying options held by Mr. Viola) and 8,718,750 shares of Class A common stock offered by Virtu, the net proceeds of which will be used to purchase equivalent units of common units in Virtu Financial LLC and corresponding shares of Class D common stock. The selling stockholders will receive all of the net proceeds from the sale of shares of Class A common stock sold by them in the offering. Virtu will retain no net proceeds from the offering.

In connection with the proposed public offering, the underwriters will be granted an option to purchase up to 2,250,000 additional shares of Class A common stock from Havelock and from Virtu. The net proceeds received by Virtu will be used to purchase an equivalent number of common interest units in Virtu Financial LLC and corresponding shares of Class D common stock.

Jefferies LLC and Morgan Stanley & Co. LLC are acting as the joint book-running managers and underwriters for the offering. Sandler O’Neill & Partners, L.P. is also acting as a joint book-running manager and underwriter. BMO Capital Markets Corp. is acting as Co-manager.

An effective registration statement relating to such shares of Class A common stock has been filed with the Securities and Exchange Commission. A copy of the preliminary prospectus supplement relating to the offering may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Virtu, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 547-6340, or by e-mail at Prospectus_Department@Jefferies.com; or Morgan Stanley & Co. LLC at Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to Virtu’s operations and business environment, market conditions and other factors, some of which are difficult to predict and many of which are beyond Virtu’s control.

About Virtu Financial, Inc.:

Virtu is a technology-enabled market maker and liquidity provider to the global financial markets. We buy and sell a broad range of securities and other financial instruments, and we generate revenue by buying and selling securities and other financial instruments and earning small amounts of money on individual transactions based on the difference between what buyers are willing to pay and what sellers are willing to accept, which we refer to as “bid/ask spreads,” across a large volume of transactions. We make markets by providing quotations to buyers and sellers in more than 25,000 securities and other financial instruments on more than 235 venues, markets and liquidity pools in 36 countries around the world.

Contact:

Investor Relations

Andrew Smith

Virtu Financial, Inc.

(212) 418-0195

investor_relations@virtu.com

Media Relations

media@virtu.com

Source: Virtu Financial, LLC